                                   EXHIBIT C1
                                ORANGE-CO, INC.
                            2020 US HIGHWAY 17 SOUTH
                                 P.O. BOX 2158
                           BARTOW, FLORIDA 33831-2158

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 18, 1999

                                PROXY STATEMENT

                                  SOLICITATION

               SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of January 4, 1999, regarding the ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock.

                                                              AMOUNT AND NATURE OF
            NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP   PERCENT OF CLASS
            ------------------------------------              --------------------   ----------------
Ben Hill Griffin, III.......................................      5,405,160(1)            52.4%
700 S. Alternate Hwy. 27
Frostproof, Florida 33843

---------------

(1) Includes 5,105,160 shares beneficially owned by Ben Hill Griffin, Inc. through its wholly owned subsidiary Ben Hill Griffin Investments, Inc., and 300,000 shares beneficially owned by Ben Hill Griffin, III. Mr. Ben Hill Griffin, III, Chairman and Chief Executive Officer of the Company, beneficial owner of the majority of the voting stock of Ben Hill Griffin, Inc., may be considered to be the indirect beneficial owner of the Company's Common Stock owned by Ben Hill Griffin, Inc.

                            I. ELECTION OF DIRECTORS

     At the Annual Meeting nine Directors will be elected to hold office for the ensuing year or until their respective successors are duly elected and qualified. Unless authority is withheld on the attached form of proxy card, such proxy will be voted FOR the election of the nominees set forth below to serve as such Directors. Each of the nine nominees is presently a member of the Board of Directors, has consented to being named in this proxy statement and has notified management that they intend to serve, if elected. If any of the nominees should be unable to serve as a Director, the persons designated by proxies reserve full discretion to cast their votes for another person in his place. A plurality of votes will elect each Director.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO ELECT THE NINE NOMINEES LISTED ON PAGES 3 AND 4 AS DIRECTORS OF THE COMPANY.

NOMINEES FOR ELECTION OF DIRECTORS

     The information set forth below as to age, shareholdings, and business experience for the past five years, including principal occupation or employment, has been furnished by each nominee, all of which currently serve as directors:

                                                                              SHARES
                                             POSITION, PRINCIPAL           BENEFICIALLY
                                            OCCUPATIONS AND OTHER           OWNED AS OF     PERCENT
           NAME AND AGE                         DIRECTORSHIPS             JANUARY 4, 1999   OF CLASS
           ------------                     ---------------------         ---------------   --------
Ben Hill Griffin, III, 56(1).......  Director, Chairman of the Board and     5,405,160        52.4
                                     Chief Executive Officer of the
                                     Company since May 28, 1992. For
                                     over five years, Chairman of the
                                     Board, President and Chief
                                     Executive Officer of Ben Hill
                                     Griffin, Inc., (citrus production,
                                     harvesting and packing, fertilizer
                                     manufacturing and ranching).
                                     Director, Chairman of the Board and
                                     Chief Executive Officer of Alico,
                                     Inc., (a publicly-owned
                                     agribusiness company). Director of
                                     SunTrust Bank, Central Florida, N.A
Richard A. Coonrod, 67.............  Director of the Company since 1989.         1,000           *
                                     For over five years, President and
                                     Chief Executive Officer of Coonrod
                                     Agriproduction Corporation (food
                                     and agribusiness). General Partner
                                     of The Food Fund (investment
                                     partnership)
Paul E. Coury, M.D., 74............  Director of the Company since               1,000           *
                                     December 15, 1992. Physician, from
                                     May 1955 to January 1996, and
                                     Managing Partner of Doctors Miller,
                                     Coury & Nobo, P.A. (general
                                     medicine and surgery practice)
George W. Harris, Jr., 64(1).......  Director of the Company since               1,000           *
                                     December 15, 1992. For over five
                                     years, Chairman of the Board and
                                     Chief Executive Officer of Citrus
                                     and Chemical Bank
W. Bernard Lester, 59..............  Director of the Company since May           3,100           *
                                     28, 1992. Director, President and
                                     Chief Operating Officer of Alico,
                                     Inc. From 1988 to 1997, Director,
                                     Executive Vice President and Chief
                                     Operating Officer of Alico, Inc.(3)
Bobby F. McKown, 62................  Director of the Company since               1,000           *
                                     November 1998. Trade Consultant for
                                     Florida Citrus Mutual since
                                     September 1998. From January 1980
                                     to September 1998 Executive VP and
                                     CEO of Florida Citrus Mutual.
                                     Director of SunTrust Bank, Mid
                                     Florida.

                                                                              SHARES
                                             POSITION, PRINCIPAL           BENEFICIALLY
                                            OCCUPATIONS AND OTHER           OWNED AS OF     PERCENT
           NAME AND AGE                         DIRECTORSHIPS             JANUARY 4, 1999   OF CLASS
           ------------                     ---------------------         ---------------   --------
Gene Mooney, 55....................  Director of the Company since               2,206           *
                                     October 14, 1993. President and
                                     Chief Operating Officer of the
                                     Company since November 13, 1992.
                                     From November 1989 to April 1992,
                                     Vice President of Operations &
                                     Sales of Silver Springs Citrus
                                     Cooperative, Inc. From April 1992
                                     to November 1992, General Manager
                                     of Winter Garden Citrus Products
                                     Cooperative.
C.B. Myers, Jr., 77(4).............  Director of the Company since May           6,500           *
                                     28, 1992. For over five years,
                                     practicing attorney and President
                                     of Peterson and Myers, P.A.
Thomas H. Taylor, Sr., 63..........  Director of the Company since May           1,000           *
                                     28, 1992. For over five years,
                                     Chairman of the Board and Chief
                                     Executive Officer of Taylor Ranch,
                                     Inc. (agribusiness).

---------------

 *  Less than one percent.
(1) Messrs., Griffin and Harris are brothers-in-law.
(2) Includes 5,105,160 shares beneficially owned by Ben Hill Griffin, Inc. over which Mr. Griffin has the power to direct its voting and disposition by reason of his position as Chairman of the Board and Chief Executive Officer.
(3) 50.32% of the common stock of Alico, Inc. is beneficially owned by Ben Hill Griffin, Inc. through its wholly owned subsidiary Ben Hill Griffin Investments, Inc.
(4) Mr. Myers and other members of Peterson and Myers, P.A. provided legal services to the Company during fiscal 1998 and continue to provide such services as of the date of this proxy.

DIRECTOR'S COMPENSATION

     Directors of the Company are paid $1,000 for each Board meeting and separately scheduled committee meeting attended except for Executive Committee meetings for which no fees are paid. Out-of-pocket expenses related to the attendance of Directors at such meetings are reimbursed by the Company.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors conducts its business through meetings of the Board and through its standing committees. In accordance with the By-Laws of the Company, the Board of Directors currently has an Executive, an Audit, and a Compensation Committee established as standing committees of the Board. The Board of Directors held 5 meetings during fiscal 1998. Each Director attended at least 75 percent of the total number of meetings of the Board of Directors and the Committees on which they serve.

     The Executive Committee, which exercises, to the extent permitted by Florida Law, all the powers of the Board of Directors during intervals between Board meetings, consists of Ben Hill Griffin, III, W. Bernard Lester, and Gene Mooney. The Executive Committee met 24 times during fiscal 1998.

     The Audit Committee, which is composed of C. B. Myers, Jr., Thomas H. Taylor, Sr. and Richard A. Coonrod, has authority to recommend to the Board of Directors the independent public accountants to serve as auditors, reviews with the independent auditors the annual audit plan, the financial statements, the auditor's report and their evaluation and recommendations concerning the Company's internal controls and approves the types of professional services for which the Company may retain the independent auditors. The Audit Committee met once during fiscal 1998.

     The Compensation Committee reviews the compensation of the executive offices of the Company and makes recommendations to the Board of Directors regarding such compensation. It also administers the Company stock option plans described herein in accordance with their terms. The members of the Compensation Committee are C. B. Myers, Jr., Thomas H. Taylor, Sr. and Paul E. Coury. The Compensation Committee met once during fiscal 1998.

                               EXECUTIVE OFFICERS

     The Executive Officers shown below currently serve in the capacities indicated. Executive Officers are normally appointed by the Board of Directors and serve at the pleasure of the Board.

                                        POSITION, PRINCIPAL OCCUPATIONS
NAME AND AGE                                AND OTHER DIRECTORSHIPS
------------                            -------------------------------
                          Chairman of the Board and Chief Executive Officer and a
                            Director of the Company since May 1992. Since 1990, Mr.
                            Griffin has served as Chairman of the Board, President and
                            Chief Executive Officer of Ben Hill Griffin, Inc.
                            ("BHGI"), a privately held agribusiness involved in the
                            production, harvesting, packaging and marketing of citrus
                            products. Prior to 1990, Mr. Griffin served for several
                            years as Vice Chairman and Senior Vice President of BHGI.
                            Also, since 1990, Mr. Griffin has served as Chairman of
                            the Board and Chief Executive Officer of Alico, Inc.
                            ("Alico"), a publicly-owned agribusiness company.
Ben Hill Griffin, III,
  56...................
                          President and Chief Operating Officer of the Company since
                            November 1992; Director of the Company since October 1993.
                            Mr. Mooney previously served as General Manager (in
                            transition) of Winter Garden Citrus Products Cooperative
                            from April 1992 to November 1992. Mr. Mooney served as
                            Vice President of Operations and Sales for Silver Springs
                            Citrus Cooperative, Inc. from November 1989 to April 1992.
Gene Mooney, 55........
                          Vice President, Chief Financial Officer, Treasurer since
                            December 1991, and Secretary of the Company since December
                            1998. Mr. Bruwelheide previously served as Vice President
                            and Controller of the Company from May 1991 to December
                            1991. Mr. Bruwelheide also served as Assistant Secretary
                            and Controller of the Company from January 1991 to May
                            1991. Mr. Bruwelheide previously held the position of Vice
                            President of Finance with Ewell Industries, Inc. for over
                            five years.
Dale A. Bruwelheide,
  49...................

     STOCK OWNERSHIP OF ADDITIONAL EXECUTIVE OFFICERS NOT PREVIOUSLY NAMED AND OF ALL EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP, IS AS FOLLOWS:

                                            POSITION, PRINCIPAL              SHARES BENEFICIALLY
                                            OCCUPATION AND OTHER                 OWNED AS OF       PERCENT
NAME AND AGE                                   DIRECTORSHIPS                       1/4/99          OF CLASS
------------                                --------------------             -------------------   --------
Dale A. Bruwelheide, 49........  Vice President and Chief Financial Officer           5,100(1)       *
All Directors and Executive
  Officers as a Group (10
  Persons).....................                                                   5,427,066(2)       52.6

---------------

 *  Less than one percent
(1) Consists of options to purchase 5,000 shares which are currently exercisable and 100 shares owned directly by Mr. Bruwelheide.

(2) Includes the beneficial interest which Mr. Griffin, III may have in shares of the Company's Common Stock beneficially owned by Ben Hill Griffin, Inc., through its wholly owned subsidiary Ben Hill Griffin

    Investments, Inc., which total 5,105,160 shares; also includes options to purchase shares of the Company's Common Stock which are held by Executive Officers and are exercisable within 90 days.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside Directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. The Committee has available to it an outside compensation consultant and access to independent compensation data. The Committee thus has access to industry and area compensation information on executives in similar companies, both larger and smaller than the Company.

     The Company's executive compensation program provides an overall level of compensation that is competitive within the Florida citrus industry. Actual compensation levels may be greater or less than average competitive levels in surveyed companies based on annual long-term Company performance as well as individual performance. The Compensation Committee uses discretion to set executive compensation, including compensation for the Chief Executive Officer, where in its judgment external, internal or individual circumstances warrant, but considering the level of profits achieved, the relative relationship of each Executive's contribution to the Company's success and each Executive's performance of his assigned responsibilities. The Chief Executive Officer's salary for fiscal 1998 was comparable to that of the previous year, with a bonus award reflecting the Board of Directors' recognition of the Chief Executive Officer's performance under the business circumstances.

     The Company's executive compensation program is comprised of base salary, annual cash incentive compensation and various benefits, including medical and pension plans generally available to employees of the Company. In the Committee's opinion, the Company's executives are properly compensated at the present time when compared with others in similar positions in companies of the same size in the Florida citrus industry.

     No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDERS PARTICIPATION

     The Compensation Committee is composed of C. B. Myers, Jr., Chairman; Thomas H. Taylor, Sr. and Paul E. Coury, M.D. There were no interlocks of executive officers or Board Members of the Compensation or equivalent committee or another entity which has any executive officers serving on the Compensation Committee of the Company. No executive officer of the Company serves as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company. No executive officer of the Company served as a member of the Compensation Committee of another entity, one of whose executive officers served as a director of the Company. No executive officer of the Company served as a member of the Compensation Committee of another entity, one of whose executive officers served on the Compensation Committee of the Company.

                           C.B. Myers, Jr., Chairman
                             Thomas H. Taylor, Sr.
                              Paul E. Coury, M.D.

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION
                                                         ------------------------      ALL OTHER
NAME AND PRINCIPAL POSITION                              YEAR   SALARY     BONUS    COMPENSATION(1)
---------------------------                              ----   -------   -------   ---------------
Ben Hill Griffin, III..................................  1998   180,200   110,000         8,200
  Chairman of the Board and Chief Executive Officer      1997   170,337    58,000         9,000

EXECUTIVE OFFICERS

                                                         1996   150,083   142,000        15,755
Gene Mooney............................................  1998   158,200    90,000        63,188
  President and Chief                                    1997   157,242    70,000        60,070
  Operating Officer                                      1996   150,191    80,000        46,757
John R. Alexander......................................  1998    97,132        --       104,196(2)
  Senior Vice President                                  1997    96,446    17,000        51,482
  Secretary                                              1996    95,538    40,000        56,859
Dale A. Bruwelheide....................................  1998    97,100    21,000        15,058
  Vice President, Chief                                  1997    95,096    21,000        14,612
  Financial Officer and                                  1998    91,936    40,000        17,991
  Secretary(3)

---------------

(1) Includes: (a) Company contributions to the Company's Management Security Plan of $54,988, $49,225 and $12,818 for Messrs. Mooney, Alexander and Bruwelheide respectively; (b) Company contributions to the Company's Profit Sharing Plan of $3,200, $3,200, $2,721 and $2,240 for Messrs. Griffin, Mooney, Alexander and Bruwelheide respectively; and (c) Directors Fees in the amount of $5,000 for each of Messrs. Griffin, Mooney and Alexander.
(2) Includes $47,250 severance paid in connection with the termination of Mr. Alexander's employment.
(3) Secretary since December 14, 1998.

                 AGGREGATED OPTION/SAR EXERCISED IN FISCAL 1998
                      AND FY-END 1998 OPTION/SAR VALUES(1)

                                                                             NUMBER OF
                                                                            UNEXERCISED    DOLLAR VALUE OF
                                                                            OPTIONS(2)     UNEXERCISED IN
                                                                             AT FISCAL    THE MONEY OPTIONS
                                                  SHARES         VALUE       YEAR END      FISCAL YEAR END
                     NAME                       ACQUIRED ON    REALIZED       1998(#)         1998 ($)
                     ----                       -----------   -----------   -----------   -----------------
Ben Hill Griffin, III.........................      -0-           -0-           -0-               -0-
Gene Mooney...................................      -0-           -0-           -0-               -0-
Dale A. Bruwelheide...........................      -0-           -0-         5,000            $1,875

---------------

(1) The Company does not have a stock appreciation rights plan.
(2) All options listed were exercisable as of September 30, 1998. There were no options held by the named persons which were not exercisable as of September 30, 1998.

CONTINGENT COMPENSATION

     The Company maintains several compensation plans under which the Executive Officers and key employees of the Company and its participating subsidiaries and affiliates are eligible for benefits, each of which is described as follows:

     Company Stock Option Plan. The Company's 1987 Employee Stock Option Plan (the "1987 Plan"), which expired during fiscal 1997, is administered by the Company's Compensation Committee (the "Committee"), which is composed entirely of persons who were not eligible to participate in the 1987 Plan.

The 1987 Plan authorized the grant of incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), as well as non-qualified options that did not meet the requirements of incentive stock options. A total of 750,000 shares of the Company's Common Stock were reserved for issuance under the 1987 Plan. All outstanding options granted under the 1987 Plan became immediately exercisable pursuant to their terms when Ben Hill Griffin, Inc. and an affiliate acquired beneficial ownership of more than 50% of the Company's then outstanding voting securities on May 28, 1992. The maximum term of each option granted under the 1987 Plan varied depending on the type of option in question. In the case of incentive stock options, the maximum term is 5 years if the option holder owns more than 10% of the voting power of the Company, its parent or subsidiaries. In the case of non-qualified stock options, the maximum term is 10 years and 1 day.

     There are currently options on 18,825 shares issued and outstanding. Since the 1987 Plan expired during fiscal 1997, no further options can be granted. Payment for shares to be acquired on exercise of options granted under the Company's 1987 Plan may be made in cash or, at the discretion of the Committee, by surrender of previously-owned shares of Common Stock, which will be valued for such purposes at the average of the highest and lowest selling price on the New York Stock Exchange on the date of exercise. During fiscal 1998, none of the current Executive Officers exercised any options.

     The following table contains information regarding the shares of Common Stock reserved under the Company's stock option plan, the year the stock option plan terminates and the maximum term of options granted thereunder.

                                            SHARES RESERVED         PLAN            MAXIMUM
PLAN                                         FOR ISSUANCE     TERMINATION DATE   TERM OF OPTION
----                                        ---------------   ----------------   --------------
1987 Plan.................................      750,000             1997            10 Years(1)(2)

---------------

(1) 5 years for incentive stock options if the option holder owns more than 10% of the voting power of the Company, its parent or subsidiaries.
(2) 10 years and 1 day for non-qualified stock options.

     401(k) Plan. The Company has a Salary Deferral Plan which meets the qualifications of Section 401(k) of the Code (the "401(k) Plan"). Employees may elect to participate beginning on the first calendar quarter following date of employment or the first of any subsequent calendar quarter and are eligible to make tax-deferred contributions of up to the lesser of 15% of annual compensation or that which is allowed under the Code (indexed annually). The Company will match, in accordance with rates to be established annually by the Board of Directors, those contributions made by participants who are employed by the Company on the last day of the Plan Year. Under certain circumstances, if the 401(k) Plan is considered "top-heavy" under applicable provisions of the Code, the Company may be required to make a contribution to "non-key" employees and the amount of compensation taken into account for key employees may be limited. Contributions by the Company vest immediately. Withdrawals from tax-deferred and employer contribution accounts can generally be made only after reaching certain qualifications allowed under the Code. No amounts were accrued for the benefit of the Company's Executive Officers during Fiscal 1998. The 401(k) Plan previously contained a profit sharing provision. Effective January 1, 1993, the 401(k) Plan was amended to provide that no further employer discretionary contribution would be made to the 401(k) Plan and a separate Profit Sharing Plan was adopted.

     Profit Sharing Plan. Effective January 1, 1993, the Company established a Profit Sharing Retirement Plan which meets the qualifications of Section 401(c) of the Code (Profit Sharing Plan). All employees begin participation on the later of January 1, 1993 or date of employment. Vesting is governed by a seven year graduated vesting schedule, including credit for continuous service with the Company prior to the effective date. Participants' accounts will fully vest upon death, disability or attainment of retirement age. Withdrawals may be made upon the occurrence of the earlier of death, total disability or retiring at age
65. The Company's discretionary contribution is determined annually by the Board of Directors and is allocated among eligible participants' accounts in the proportion that each participant's compensation bears to the total compensation of all eligible employees during the year. Amounts accrued for the benefit of the Company's Executive

Officers during fiscal 1998 are reflected in the "Summary Compensation Table" under "All Other Compensation".

     Deferred Compensation Plan. Because the Company's Executive Officers are effectively precluded from meaningful participation in the Company's 401(k) Plan, the Company established a non-qualified, unfunded plan to permit Executive Officers to defer receipt of a percentage of pre-tax annual compensation. The Deferred Compensation Plan is administered by the Compensation Committee, which selects, from senior management, top executive and highly compensated employees, those employees who will participate in the Deferred Compensation Plan. Participants are guaranteed a rate of return no less than the Moody's Seasoned Long Term Bond Index. The Company matches, in accordance with rates established annually by the Board of Directors, those contributions made by participants who are employed by the Company on the last day of the Plan Year. In the event of the death of an employee, a participant's beneficiary is entitled to the greater of five times the amount deferred in the participant's initial year or the total amount credited to the participant's account. Benefits are paid in ten consecutive annual installments, or can be paid in a single lump sum with Committee approval. Amounts accrued for the benefit of the Company's Executive Officers during fiscal 1998 are reflected in the "Summary Compensation Table" under "All Other Compensation".

     Bonus Plan. The Board of Directors has a Bonus Plan to reward all executive, management and supervisory personnel for contributions to the operations and profits of the Company. The Plan is discretionary and all bonuses will be awarded only at the discretion of the Board of Directors.

     Group Long-Term Disability Plan. The Company's non-participating group long-term disability insurance plan (the "LTDP") provides reimbursement to disabled employees equal to 60% of their basic monthly earnings, subject to a maximum monthly benefit of $9,000. No payments were made to the Company's Executive Officers under the LTDP during fiscal 1998.

     Management Security Plan. The Company has a non-qualified deferred benefit retirement plan covering certain management and key personnel of the Company. The Plan is designed to provide a set monthly benefit after the participant reaches age 65. The participants are required to pay a portion of the cost of the Plan and the Company pays the remaining amount. The expense and monthly benefit amount is based on the participant's annual salary and age. Amounts accrued for the benefit of the Company's Executive Officers during fiscal 1998 are reflected in the "Summary Compensation Table" under "All Other Compensation".

                 II. APPROVAL OF THE 1998 INCENTIVE EQUITY PLAN

     General. On December 3, 1998, the Board of Directors adopted the Orange-co, Inc., 1998 Incentive Equity Plan (the "Incentive Plan") subject to stockholder approval. The Incentive Plan is intended to provide participants with an opportunity to increase their stock ownership in the Company and to give them an additional incentive to achieve the Company's objectives. Officers, Board members and other key employees of the Company and its subsidiaries and affiliates who are responsible for the management, growth and/or profitability of the business of the Company and/or its subsidiaries and affiliates are eligible to receive stock option grants, stock appreciation rights ("SARs") and/or restricted stock awards under the Incentive Plan. 750,000 shares of the Company's Common Stock are reserved for awards under the Incentive Plan. No grants have been made to date under the Incentive Plan.

     Administration. The Incentive Plan will be administered by the Board of Directors of the Company. The Board has full power to select, from among the officers, Board members and other key employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participants and to determine the specific terms of each award, subject to the provisions of the plan. The Board of Directors has the right at any time to terminate or amend the Incentive Plan, but no such action may terminate awards already granted or otherwise affect the rights of any participant under an outstanding award without the participant's consent. Without stockholder approval, the Board may not amend the Incentive Plan to (i) increase the total number of shares of stock subject to the plan, or (ii) change or modify the class of eligible participants. The Board is authorized to make appropriate adjustments in connection with outstanding awards under the Incentive Plan to reflect stock dividends, stock splits, recapitalizations and similar events. In the event of a merger, liquidation or similar event, the Board in its discretion may provide for substitution of or an adjustment in, or may accelerate or adjust, such awards.

     Stock Options. The Incentive Plan provides that options may be granted only to those individuals, Board members and employees whose participation the Board determines is in the best interests of the Company. The Company receives no consideration upon the granting of an option. The options may be granted either as incentive stock options (which qualify for certain favorable tax consequences for the offering, as discussed below), or as non-qualified stock options, but no options may be granted after December 3, 2008.

     The Board also determines the number of shares, the exercise price, the term, any conditions on exercise, the consequences of any termination of employment, and other terms of each option. In the case of an option intended to be an incentive stock option, the term of the option may not exceed ten years from the date of grant and the option price may not be less than 100% of the fair market value per share of the Common Stock on the date of grant. With respect to non-qualified stock options, there is no limit on the term of the option, and the option price may be as low as 50% of fair market value per share on the date of grant. The option price is payable in full upon exercise, and payment may be made in cash, by delivery of shares of Common Stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock.

     At the discretion of the Board, options under the Incentive Plan may include a "reload option." A reload option, if included in the original option, would be triggered when an optionee pays the exercise price of all or a portion of the original option by delivering shares of Common Stock. In that event, the optionee would automatically be granted an additional option to acquire the same number of shares as had been delivered to pay such exercise price. The reload option would be subject to all of the terms and conditions of the original option, except that the option price per share would be equal to the fair market value of the Common Stock on the date the original option was exercised, and except that the Board could specify additional conditions or contingencies, such as continued employment by the Company or holding of the shares acquired upon exercise of the original option for a specified period of time.

     Options granted under the Incentive Plan may not be transferred by an optionee other than by will or by the laws of descent and distribution.

     Stock Appreciation Rights. The Board may also grant non-transferable SARs in conjunction with options, entitling the holder upon exercise to receive an amount in cash and/or Common Stock (as determined by the Board) equal in value to the increase since the date of grant in the fair market value of the Common Stock covered by such right. Each SAR will terminate upon the termination or exercise of the related option.

     Restricted Stock. The Board may also award restricted stock subject to certain conditions set forth in the Incentive Plan and such other conditions and restrictions as the Board may determine which may include the attainment of performance goals and the payment of a purchase price which may be equal to or less than par value (and may be zero).

     Prior to the lapse of restrictions on shares of restricted stock, the participant will have all rights of a stockholder with respect to such shares, including voting and dividend rights, subject to the conditions and restrictions generally applicable to restricted stock (and the dividends on such shares) or specifically set forth in the participant's restricted stock award agreement.

     A recipient of restricted stock must enter into a restricted stock award agreement with the Company, setting forth the restrictions to which such shares are subject and the date or dates on which the restrictions will lapse. The Board may permit such restrictions to lapse in installments within the restricted period or may accelerate or waive such restrictions at any time.

     Shares of restricted stock are non-transferable and the Board will have the right to provide, in the event that a participant who holds shares of restricted stock terminates employment for any reason (including death) prior to the lapse or waiver of the restrictions, for the forfeiture of such restricted stock in exchange for the amount, if any, which the participant paid for them.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     The Company handled 1,511,399 boxes of fruit under a marketing contract during fiscal 1998 for Ben Hill Griffin, Inc., a company controlled by Ben Hill Griffin, III, the Company's Chairman of the Board and Chief Executive Officer. The marketing contract is equivalent to contracts with other growers. Under the contract terms, Ben Hill Griffin, Inc.'s fruit is processed and marketed along with fruit from the Company and from other growers. Proceeds from sales of finished products and all by-products, less costs of processing and service fees, are paid to growers on the basis of fruit delivered to the Company. The Company makes advances on marketing contracts which are recovered from the final fruit returns. The net amount paid to Ben Hill Griffin, Inc. under the terms of this contract during the year ended September 30, 1998 was $2,426,880, with an additional accrued balance of approximately $3,574,000 to be paid by March 1, 1999. Additionally, during fiscal 1998, the Company paid Ben Hill Griffin, Inc. $165,329 for fruit purchased under a spot fruit contract. Also, the Company paid Ben Hill Griffin, Inc. $2,716,031 for other goods and services, principally the purchase of fertilizer and citrus trees at competitive market prices during fiscal 1998.